EXHIBIT 99.1

Kroger Reports Record First Quarter Results
Record Q1 EPS of $0.92; Raises Fiscal 2013 EPS Guidance to $2.73 to $2.80
ID Sales Up 3.3% Without Fuel

CINCINNATI, Ohio, June 20, 2013 — The Kroger Co. (NYSE: KR) today reported net earnings of $0.92 per diluted share and identical supermarket sales growth, without fuel, of 3.3% in the first quarter of fiscal year 2013. Other highlights of the quarter include:

•                  Achieved 38th consecutive quarter of positive identical supermarket sales

•                  Expanded FIFO operating margin, without fuel, on a rolling four quarter basis

•                  Increased return on invested capital

“Kroger achieved strong sales and record earnings per share for the quarter, and our customers’ positive view of us continues to improve,” said David B. Dillon, Kroger’s chairman and chief executive officer. “This is because of our continued focus on the Customer 1st strategy. Our first quarter results give us the confidence to raise our guidance for the year.”

Details of First Quarter 2013 Results

Total sales increased 3.4% to $30.0 billion in the first quarter compared with $29.1 billion for the same period last year. Total sales, excluding fuel, increased 3.8% in the first quarter over the same period last year.

Net earnings for the first quarter totaled $481 million, or $0.92 per diluted share. Net earnings for the first quarter last year were $439 million, or $0.78 per diluted share.

FIFO gross margin was 20.65% of sales for the first quarter. Excluding retail fuel operations, FIFO gross margin decreased 15 basis points from the same period last year.

The company recorded a $17 million LIFO charge during the quarter compared to a $46 million LIFO charge in the same quarter last year.

Operating, general and administrative costs plus rent and depreciation, excluding retail fuel operations, declined 21 basis points as a percent of sales compared to the prior year.

First quarter FIFO operating profit, excluding fuel, increased approximately $47 million over the prior year. Excluding fuel and the extra week in fiscal 2012, on a rolling four quarter basis, the company’s FIFO operating margin increased 11 basis points.

Financial Strategy

Kroger’s strong financial position has allowed the company to return more than $1.3 billion to shareholders through share buybacks and dividends over the last four quarters. During the first quarter, Kroger repurchased 4.5 million common shares for a total investment of $146 million.

Capital investment totaled $646 million for the first quarter, compared to $557 million for the same period last year.

Return on invested capital on a rolling four quarter 52-week basis was 13.5% compared to 13.4% during the same period last year.

Net total debt was $7.9 billion, an increase of $160 million from a year ago. On a rolling four quarter 52-week basis, Kroger’s net total debt to adjusted EBITDA ratio was 1.85 compared to 1.91 during the same period last year.

Fiscal 2013 Guidance

Based on the first quarter results, the company increased its net earnings guidance to a range of $2.73 to $2.80 per diluted share for fiscal 2013. The original guidance was $2.71 to $2.79 per diluted share. The company’s long term growth rate guidance is 8 — 11%, plus a growing dividend.

Kroger continues to expect identical supermarket sales growth, excluding fuel, of approximately 2.5% to 3.5% for fiscal year 2013.

During fiscal 2013, Kroger plans to use cash flow from operations to maintain its current investment grade debt rating, repurchase shares, pay dividends to shareholders, and fund capital investments. The company continues to expect capital investments to be in the $2.1 to $2.4 billion range for the year.

“The Kroger team’s relentless focus on delivering on our Customer 1st strategy, quarter after quarter, continues to set us apart,” Mr. Dillon said. “We will continue to build on this strong momentum to drive growth and greater shareholder value.”

Kroger, one of the world’s largest retailers, employs 343,000 associates who serve customers in 2,419 supermarkets and multi-department stores in 31 states under two dozen local banner names including Kroger, City Market, Dillons, Jay C, Food 4 Less, Fred Meyer, Fry’s, King Soopers, QFC, Ralphs and Smith’s. The company also operates 784 convenience stores, 322 fine jewelry stores, 1,182 supermarket fuel centers and 37 food processing plants in the U.S. Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and grassroots organizations. Kroger contributes food and funds equal to 200 million meals a year through more than 80 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber’s Million Dollar Club.

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Note: Fuel sales have historically had a low FIFO gross margin rate and OG&A rate as compared to corresponding rates on non-fuel sales. As a result Kroger discusses the changes in these rates excluding the effect of retail fuel operations.

This press release contains certain forward-looking statements about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expect,” “guidance” and “plans.” Our ability to achieve identical supermarket sales and earnings growth and earnings per share goals, as well as the timing that those earnings occur within the year, may be affected by: labor disputes, particularly as the company seeks to manage health care and pension costs; industry consolidation; pricing and promotional activities of existing and new competitors, including nontraditional competitors, the aggressiveness of competition, and our response to these activities; unexpected changes in product costs; the state of the economy, including interest rates and the inflationary and deflationary trends in certain commodities; the extent to which our customers exercise caution in their purchasing behavior in response to economic conditions as well as fuel and food prices; the number of shares outstanding; the success of our future growth plans; goodwill impairment; changes in government funded benefit programs; volatility in our fuel margins; the effect of fuel costs on consumer spending; the effect of prescription drugs going off patent on our sales and earnings; our expectations regarding our ability to obtain additional pharmacy  sales from third party payors; and our ability to generate sales at desirable margins, as well as the success of our programs designed to increase our identical sales without fuel.  In addition, any delays in opening new stores, failure to achieve tonnage growth as expected, or changes in the economic climate, could cause us to fall short of our sales and earnings targets.  Our ability to increase identical supermarket sales also could be adversely affected by increased competition, and sales shifts to other stores that we operate, as well as increases in sales of our corporate brand products.  Earnings and sales also may be affected by adverse weather conditions, particularly to the extent that adverse weather conditions and natural disasters disrupt our operations or those of our suppliers; create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities; or raise the cost of supplying energy to our various operations, including the cost of transportation; and the benefits that we receive from the consolidation of the UFCW pension plans.  Our earnings per share results also will be affected by our ability to improve our operating results and our ability to repurchase shares under our repurchase program as expected.  Our capital investments could vary from our expectations if we are unsuccessful in acquiring suitable sites for new stores; development costs vary from those budgeted; our logistics and technology or store projects are not completed on budget or within the time frame projected; or if current operating conditions fail to improve, or worsen. Our plans to use cash flow from operations to fund capital investments, repurchase shares, pay dividends to shareholders, and maintain our current debt rating will depend on our ability to generate free cash flow and otherwise to have cash on hand, which will be affected by all of the factors identified above, as well as the extent to which funds can be used for those reasons while maintaining our debt rating.  We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on June 20, 2013 at ir.kroger.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) Thursday, June 20 through Thursday, July 4, 2013.

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View 1st Quarter 2013 Reports:

CONSOLIDATED STATEMENTS OF OPERATIONS

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUPPLEMENTAL SALES INFORMATION

RECONCILIATION OF TOTAL DEBT TO NET TOTAL DEBT AND
NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. TO ADJUSTED EBITDA

RETURN ON INVESTED CAPITAL

Kroger Contacts:

Media: Keith Dailey (513) 762-1304

Investors: Cindy Holmes (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FIRST QUARTER
	2013		2012

SALES	$30,043	100.0%	$29,065	100.0%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	23,856	79.4	23,095	79.5
OPERATING, GENERAL AND ADMINISTRATIVE (a)	4,600	15.3	4,464	15.4
RENT	189	0.6	191	0.7
DEPRECIATION AND AMORTIZATION	519	1.7	501	1.7

OPERATING PROFIT	879	2.9	814	2.8

INTEREST EXPENSE	129	0.4	141	0.5

NET EARNINGS BEFORE INCOME TAX EXPENSE	750	2.5	673	2.3

INCOME TAX EXPENSE	266	0.9	232	0.8

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	484	1.6	441	1.5

NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	3	0.0	2	0.0

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$481	1.6%	$439	1.5%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.93		$0.78

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	514		556

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.92		$0.78

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	520		559

DIVIDENDS DECLARED PER COMMON SHARE	$0.150		$0.115

Note: Certain per share amounts and percentages may not sum due to rounding.

Note:  The Company defines FIFO gross profit, as described in the earnings release, as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.  This measure is included to reflect trends in current cost of product.

(a)  Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)  LIFO charges of $17 and $46 were recorded in the first quarter of 2013 and 2012, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	May 25,	May 19,
	2013	2012

ASSETS
Current Assets
Cash	$247	$191
Temporary cash investments	—	320
Store deposits in-transit	851	839
Receivables	961	922
Inventories	5,076	4,977
Prepaid and other current assets	299	347

Total current assets	7,434	7,596

Property, plant and equipment, net	14,985	14,522
Goodwill	1,234	1,138
Other assets	592	535

Total Assets	$24,245	$23,791

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$1,784	$1,335
Trade accounts payable	4,855	4,474
Accrued salaries and wages	957	939
Deferred income taxes	284	190
Other current liabilities	2,487	2,416

Total current liabilities	10,367	9,354

Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and financing obligations	6,161	6,757
Adjustment to reflect fair-value interest rate hedges	1	14
Long-term debt including obligations under capital leases and financing obligations	6,162	6,771

Deferred income taxes	776	696
Pension and postretirement benefit obligations	1,199	1,404
Other long-term liabilities	1,145	1,499

Total Liabilities	19,649	19,724

Shareowners’ equity	4,596	4,067

Total Liabilities and Shareowners’ Equity	$24,245	$23,791

Total common shares outstanding at end of period	514	549
Total diluted shares year-to-date	520	559

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$484	$441
Adjustment to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	519	501
LIFO charge	17	46
Stock-based employee compensation	24	24
Expense for Company-sponsored pension plans	25	31
Asset impairment charges	19	2
Deferred income taxes	(14)	58
Other	11	(5)
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Store deposits in-transit	104	(53)
Receivables	88	3
Inventories	53	91
Prepaid expenses	276	(56)
Trade accounts payable	279	214
Accrued expenses	(226)	(49)
Income taxes receivable and payable	89	94
Other	(131)	(43)

Net cash provided by operating activities	1,617	1,299

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital investments	(618)	(542)
Proceeds from sale of assets	6	9
Other	(14)	6

Net cash used by investing activities	(626)	(527)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	2	846
Payments on long-term debt	(409)	(527)
Net payments on commercial paper	(545)	(370)
Dividends paid	(78)	(65)
Excess tax benefits on stock-based awards	7	1
Proceeds from issuance of capital stock	95	38
Treasury stock purchases	(146)	(345)
Increase (decrease) in book overdrafts	93	(19)
Other	(1)	(8)

Net cash used by financing activities	(982)	(449)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	9	323

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	238	188
END OF QUARTER	$247	$511

Reconciliation of capital investments:
Payments for capital investments	$(618)	$(542)
Changes in construction-in-progress payables	(28)	(15)
Total capital investments	$(646)	$(557)

Disclosure of cash flow information:
Cash paid during the quarter for interest	114	113
Cash paid during the quarter for income taxes	181	94

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SUPERMARKET SALES (a)

	FIRST QUARTER
	2013	2012

INCLUDING FUEL CENTERS	$26,945	$26,196
EXCLUDING FUEL CENTERS	$22,412	$21,700

INCLUDING FUEL CENTERS	2.9%	5.5%
EXCLUDING FUEL CENTERS	3.3%	4.2%

(a)         Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Total Debt to Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the first quarter of 2013 to the balance in the first quarter of 2012.

	May 25,	May 19,
	2013	2012	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$1,784	$1,335	$449
Face-value of long-term debt including obligations under capital leases and financing obligations	6,161	6,757	(596)
Adjustment to reflect fair-value interest rate hedges	1	14	(13)

Total debt	$7,946	$8,106	$(160)

Less: Temporary cash investments	—	320	(320)

Net total debt	$7,946	$7,786	$160

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement, on a rolling four quarter 52 week basis.

	Rolling Four Quarters Ended
	May 25,	May 19,
	2013	2012

Net earnings attributable to The Kroger Co.	$1,539	$609
LIFO	26	216
Depreciation and amortization	1,670	1,640
Interest expense	450	438
Income tax expense	828	227
UFCW pension plan consolidation charge	—	953
UFCW consolidated pension plan liability and credit card settlement adjustments	(115)	—
53rd week EBITDA adjustment	(99)	—
Other	(7)	(5)

Adjusted EBITDA	$4,292	$4,078

Net total debt to adjusted EBITDA ratio on a 52 week basis	1.85	1.91

Table 6.  Return on Invested Capital

(in millions, except percentages)

(unaudited)

Return on invested capital should not be considered an alternative to any GAAP measure of performance.  Return on invested capital is an important measure used by management to evaluate our investment returns on capital and our effectiveness in deploying our assets.  Return on invested capital should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP.  Other companies may calculate return on invested capital differently than Kroger, limiting the comparability of the measure.

The following table provides a calculation of return on invested capital on a rolling four quarter 52 week basis ended May 25, 2013 and May 19, 2012.

	Rolling Four Quarters Ended
	May 25,	May 19,
	2013	2012
Return on Invested Capital
Numerator (a)
Operating profit	$2,829	$1,281
53rd week operating profit adjustment	(99)	—
LIFO charge	26	216
Depreciation and amortization	1,670	1,640
Rent on a 53 week basis	626	618
53rd week rent adjustment	(12)	—
UFCW pension plan consolidation charge	—	953
UFCW consolidated pension plan liability and credit card settlement adjustments	(115)	—

Adjusted operating income	$4,925	$4,708

Denominator (b)
Average total assets	$24,018	$23,451
Average taxes receivable (c)	(9)	(12)
Average LIFO reserve (d)	1,102	981
Average accumulated depreciation and amortization	14,430	13,412
Average trade accounts payable	(4,665)	(4,325)
Average accrued salaries and wages	(948)	(940)
Average other current liabilities (e)	(2,309)	(2,263)
Rent * 8	4,912	4,944

Average invested capital	$36,531	$35,248

Return on Invested Capital	13.5%	13.4%

(a)   Represents results for the rolling four quarters ended for the periods noted.

(b)   Represents the average of amounts at the beginning and end of the rolling four-quarter period presented.

(c)   Taxes receivable is recorded in the Consolidated Balance Sheet in receivables.

(d)   LIFO reserve is recorded in the Consolidated Balance Sheet in inventories.

(e)   The calculation of average other current liabilities excludes accrued income taxes.